GROUP LONG DISTANCE, INC. ANNOUNCES EXECUTION OF
                             ACQUISITION AGREEMENTS

         Fort Lauderdale, Florida. May 2, 2000. Group Long Distance, Inc. ("Group Long Distance" or the "Company")(Pink sheets: GLDI) today announced that its Board of Directors has approved, and the Company has executed, an Agreement and Plan of Merger with Coyote Network Systems, Inc. ("Coyote") (NASDAQ: CYOE) and an Asset Purchase Agreement with a wholly-owned subsidiary of Coyote.

         The agreements contemplate a merger between a wholly-owned subsidiary of Coyote and the Company, and the sale by the Company of certain assets to another wholly-owned subsidiary of Coyote. As a result of the transactions, among other things, Coyote would acquire all of the assets and business of the Company, and the Company's shareholders would receive approximately $5.6 million in shares of Coyote common stock, subject to adjustment under certain circumstances.

         Glenn Koach, President and Chief Executive Officer of Group Long Distance, stated: "We are pleased that we were able to conclude our negotiations quickly and successfully."

         The closing of the transactions is subject to a number of conditions, including without limitation the completion of due diligence, the receipt of all requisite regulatory approvals, and the receipt of approval of the Company's shareholders. It is anticipated that the closing would occur before the end of the year 2000.

         Coyote through its various affiliated entities provides telecommunications products and international long distance and network services.

         Group Long Distance is a long distance telecommunications provider. Group Long Distance utilizes special network contracts to provide its customers with products and services through major nationwide providers of telecommunications services.

         This press release contains certain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation the ability of the parties to consummate the merger transaction described above.

CONTACT:  Group Long Distance, Inc.
          Fort Lauderdale, Florida
          Glenn Koach, President
          (954) 771-9696, ext. 26